Exhibit 10.23

November 4, 2008

Alexander R. Giaquinto, Ph.D.

Dear Dr. Giaquinto,

I am pleased to extend to you an offer of employment with Regado Biosciences, Inc. (the “Company”). You will be employed initially as the Senior Vice-President of Regulatory Affairs and Quality Assurance and will report directly to the President and CEO, David J. Mazzo. Your effective start date at the Basking Ridge, NJ corporate office will be November 10, 2008.

Your annual starting salary for this position will be $150,000. You will be eligible to receive annual bonus compensation in addition to your base salary at the discretion of the Company. Your bonus will be targeted at thirty percent (30%) of your base salary but may be increased or decreased by the Company based upon the achievements of the Company and you relative to established goals and objectives. Pay periods are currently on the 15th day and last day of each month. In addition, you will receive twelve (12) days of paid vacation per year.

Upon your matriculation with the Company, you will receive options to purchase 75,000 shares of the Company’s Common Stock at the then-current fair market value, as determined by the Company’s Board of Directors in accordance with a written stock option agreement.

Your salary and benefits are base upon a 3-day workweek. As a part-time employee, you will not be eligible for participation in the Company’s insurance or flexible spending programs; however, you will be eligible to participate in the Company’s 401k plan. As part of your employment, you will be asked to begin the withdrawal process from any current consulting jobs with the objective of completing those assignments by the end of this year. In addition, no future consulting positions are to be accepted without the written consent of the Company. The Company understands that you hold multiple positions on a number of corporate and charitable boards (Boards of Directors or Advisory Boards). The Company agrees that you may maintain those positions of this type that you currently hold as long as they do not represent a conflict of interest with the business of the Company. Any additional Board assignments require the written consent of the Company prior to you accepting them.

318 Blackwell Street, Suite 130	Phone: (919) 287-9428	www.regadobio.com
Durham, NC 27701	Fax: (919) 287-9430

In compliance with the Immigration Reform and Control Act of 1986, it is required that you bring documentation with you on your start date verifying your “right to work” in the United States. Acceptable documents would be a U.S. passport, an unexpired foreign passport with employment authorization stamp, a naturalization certificate, alien registration card, or a registration card which has been declared acceptable by the U.S. Attorney General. Other documents would be a Social Security card, U.S. birth certificate, or other documents acceptable to the U.S. Attorney General and an identity document such as a driver’s license with photo.

You will be required to sign an Inventions Agreement, as well as a Non-Disclosure Agreement. The signing of these agreements by you is a standard condition of employment with the Company. You will be required to sign these agreements on or before your first day.

Please acknowledge your acceptance of this offer by initialing all pages, signing the last page, and returning to the Company.

The foregoing offer shall remain in effect until November 11, 2008, and shall be deemed terminated at that time if not accepted by you. Assuming an employment relationship is established, you have the right to terminate your employment, at will, any time and the Company retains a similar right.

I look forward to you joining the Company. Should you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ Chris Courts
Chris Courts, CPA
Vice-President of Finance

Accepted by:	/s/ Alexander Giaquinto	Date:	11/8/08

318 Blackwell Street, Suite 130	Phone: (919) 287-9428	www.regadobio.com
Durham, NC 27701	Fax: (919) 287-9430